Exhibit 99.1
The First Bancorp Second Quarter Earnings Increase 13.8%
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended June 30, 2022. Unaudited net income was $10.0 million, up $1.2 million or 13.8% from the $8.8 million reported for the three months ended June 30, 2021, and represents a new quarterly earnings high mark for the Company. Earnings per common share for the period on a fully diluted basis were up $0.11 to $0.91 per share, an increase of 13.8% from the prior year. The Company also reported results for the six months ended June 30, 2022. Net income was $19.7 million, up $2.0 million or 11.3% from the first six months of 2021, with earnings per share on a fully diluted basis of $1.79, up $0.18 or 11.2% from the same period in 2021.
“The First Bancorp started 2022 very strongly, posting record earnings in each of the first two quarters", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Growth in net interest income, predominantly from earning asset growth, was a primary driver of our results year-to-date, more than offsetting the effects of decreased mortgage activity and the wind-down of the Payroll Protection Program (PPP). Earning asset growth was focused in the loan portfolio which, excluding PPP, has grown $162.7 million year-to-date, representing an annualized growth rate of 20.2%. Growth continues to be centered in the commercial real estate and construction segments, along with loans secured by one-to-four family residential real estate. Our pipeline of new loans in process remains healthy.
"As noted, net interest income has been strong and in the second quarter was the primary factor in our overall performance. Loan growth drove a 16.5% increase in interest revenue from the portfolio compared to a year ago, leading to a 18.9% increase in net interest income for the quarter ended June 30, 2022 from the quarter ended June 30, 2021. Our net interest margin was 3.13% for the second quarter of 2022, up from 2.86% a year ago. Compared to the first quarter of 2022, net interest income increased a more modest 0.4% while the margin tightened from 3.24%. Both measures were influenced by lower PPP fee recognition. Non-interest income was solid. Wealth management, debit card, and service charge revenues increased 6.7%, 2.8%, 22.3% respectively in the second quarter compared to the same period a year ago. Mortgage banking revenues continued to trend down, as expected. Strong overall revenues along with managed operating expenses resulted in an excellent efficiency ratio of 43.49% for the quarter, improved from 44.75% for the same period a year ago, and from 45.42% in the first quarter of 2022."

Mr. McKim continued, "In addition to strong earning asset growth, we continue to be particularly pleased with the Bank's overall asset quality. As of June 30, 2022 the ratios of non-performing loans to total loans and non-performing assets to total assets were each at ten-year lows, and past due loans were well-controlled. COVID-19 related loan modifications have nearly all been resolved, with just four loans remaining in modification status at the end of the second quarter, representing less than $400,000 in total balances. Each of the four are residential mortgage loans and each is scheduled to exit modification within the next two months.
"The end of the second quarter marks the half-way point in our three-year strategic plan. I am so pleased with the progress we have made on the initiatives we laid out in the planning process in late 2020. The plan, along with outstanding efforts of our engaged employee base, are really the cornerstones of our success as a community bank."
SECOND QUARTER 2022 FINANCIAL HIGHLIGHTS
•Net Income of $10.0 million is an increase of 13.8% from the quarter ended June 30, 2021, an increase of 3.0% from the quarter ended March 31, 2022, and is a new quarterly earnings record for the Company.
•Pre-tax, Pre-Provision ("PTPP") Net Income (non-GAAP) increased 13.2% compared to the second quarter of 2021 and increased 3.3% from the first quarter of 2022.
•Loans increased $81.0 million in the second quarter to $1.79 billion.
•Low-cost deposits held steady at $1.34 billion, decreasing 0.7% in the second quarter.
•Net Interest Margin for the quarter ended June 30, 2022 was 3.13%, up from 2.86% for the quarter ended June 30, 2021, and down from 3.24% for the quarter ended March 31, 2022.
•Quarterly shareholder dividend declared of $0.34 per share, an increase of 6.25%.
•Tangible Book Value was $17.84 per share as of June 30, 2022, down from $18.49 at June 30, 2021, and down from $18.39 at March 31, 2022. The period-to-period changes are the result of increases in the unrealized loss position on available for sale securities.
FINANCIAL CONDITION
Total assets at June 30, 2022 were $2.63 billion, up $81.7 million in the second quarter and up $179.9 million from a year ago. Earning assets increased $76.5 million during the quarter comprised primarily of an increase in loans of $81.0 million. As compared to June 30, 2021, earning assets have increased $175.9 million centered in loan growth of $200.1 million, a decrease in the carrying value of investments of $5.1 million, and a reduction in interest earning cash balances of $19.3 million.

Loan growth in the second quarter was concentrated in the commercial and residential portfolios. Commercial loans increased $63.2 million during the period, nearly all in the commercial real estate and construction sectors. Residential term loans increased $16.0 million and residential construction loans increased $7.7 million, while the home equity and consumer loan portfolios had decreases of $1.2 million and $721,000, respectively.
Total deposits at June 30, 2022 were $2.25 billion, up $93.5 million during the quarter, and up $290.7 million or 14.8% from June 30, 2021. Core deposits were essentially unchanged during the quarter, while low-cost deposits were down $10.1 million in the second quarter as a modest decrease in NOW account balances was partially offset by increases in demand and savings balances. Certificates of deposit increased $94.5 million during the quarter while borrowings decreased $7.1 million, all in customer repurchase agreements.
The Company’s capital position remained strong as of June 30, 2022, with an estimated total risk-based capital ratio of 13.69%, and an estimated leverage capital ratio of 8.92%. The leverage capital ratio is in line with the 8.96% and 8.59% reported as of March 31, 2022 and as of June 30, 2021, respectively. Growth in risk-weighted assets lowered the total capital ratio from 14.08% as of March 31, 2022 and 14.83% as of June 30, 2021.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality remains strong and stable. As of June 30, 2022, the ratio of non-performing assets to total assets was 0.18%, down from 0.20% as of March 31, 2022, and down from 0.30% at June 30, 2021. Net charge-offs year-to-date were an annualized 0.03% of total loans, down slightly from the annualized 0.04% of total loans experienced as of June 30, 2021. Past due loans were 0.18% of total loans as of June 30, 2022, improved from 0.25% of total loans at March 31, 2022, and from 0.22% as of June 30, 2021.
The provision for loan losses totaled $450,000 in the second quarter of 2022, compared with $525,000 for the same period in 2021. The allowance for loan losses stood at 0.91% of total loans and 337% of non-performing loans as of June 30, 2022, as compared to 0.92% of total loans and 312% of non-performing loans at March 31, 2022, and 1.07% of total loans and 244% of non-performing loans as of June 30, 2021.

OPERATING RESULTS
Net Income for the three months ended June 30, 2022 was $10.0 million, an increase of $1.2 million or 13.8% from the three months ended June 30, 2021. On a PTPP (non-GAAP) basis net income for the period was $12.6 million, up $1.5 million or 13.2% from a year ago. The Company’s Return on Average Assets of 1.54% for the quarter was up from the 1.46% posted during the second quarter of 2021. The second quarter 2022 PTPP Return on Average Assets was 1.94%, up from 1.86% a year ago. Return on Average Tangible Common Equity was 19.94% for the second quarter of 2022, compared to 17.43% for the second quarter of 2021. The Company's Efficiency Ratio (non-GAAP) was 43.49% in the second quarter of 2022, down from 44.75% in the second quarter of 2021.
Contributing factors to the Company’s operating results in the three months ended June 30, 2022 included:
•Net interest income increased $3.0 million from the second quarter of 2021, an increase of 18.9%, attributable to a rise in revenue from earning asset growth and stable overall funding expenses. Net interest income was up $78,000 from the first quarter of 2022.
•Net interest margin for the second quarter of 2022 was 3.13%, up from 2.86% for the same period in 2021.
•Non-interest income before securities gains or losses was $4.1 million, a decrease of $785,000 or 16.1% from the quarter ended June 30, 2021, and a decrease of $149,000 or 3.5% from the first quarter of 2022.
◦Revenue increased $77,000 or 6.7% from the second quarter of 2021, and increased $32,000 or 2.7% from the first quarter of 2022 at First National Wealth Management, the Bank’s trust and investment management division.
◦Debit card revenue increased $36,000 or 2.8% from the second quarter of 2021, and decreased $104,000 or 7.3% from the first quarter of 2022. The decrease from the first quarter of 2022 is attributable to timing of an annual incentive payment.
◦Mortgage banking revenue decreased $1.0 million or 71.9% from the second quarter of 2021, and $118,000 or 23.7% from the first quarter of 2022. These decreases result from a significant year-to-year decrease in mortgage refinance activity and a $40,000 mark against mortgage servicing rights recognized in the second quarter of 2022.
◦Service charge revenue increased $85,000 from the second quarter of 2021, and $30,000 from the first quarter of 2022.

•Non-interest expense for the quarter ended June 30, 2022 was $10.2 million, up $676,000 or 7.1% from the quarter ended June 30, 2021.
◦Employee salary and benefit expenses increased $345,000, or 6.8% from the second quarter of 2021, and decreased $539,000, or 9.1% from the first quarter of 2022.
◦Occupancy expenses increased $89,000, or 13.5%, from the second quarter of 2021 and decreased $80,000, or 9.7%, from the first quarter of 2022.
◦Other Operating Expenses increased $158,000, or 6.6%, from the second quarter of 2021, and increased $132,000 or 5.5% from the first quarter of 2022.
Net PPP origination fees of $137,000 were recognized in interest income in the second quarter of 2022, down from $1.1 million in the first quarter of 2022 and down from $641,000 in the second quarter of 2021. As of June 30, 2022 all origination fees associated with PPP have been fully recognized.
DIVIDEND
On June 30, 2022 the Company's Board of Directors declared a second quarter dividend of $0.34 per share, an increase of $0.02 per share from the $0.32 per share paid in each of the prior four quarters. The second quarter dividend represents a payout to shareholders of 37.4% of earnings per share for the period, and will be paid on July 22, 2022 to shareholders of record as of July 11, 2022.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.60 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	June 30, 2022	December 31, 2021	June 30, 2021
Assets
Cash and due from banks	$23,453	$20,634	$27,092
Interest-bearing deposits in other banks	22,871	66,678	42,215
Securities available for sale	301,737	320,566	306,247
Securities to be held to maturity	379,693	370,040	376,181
Restricted equity securities, at cost	4,720	5,365	8,839
Loans held for sale	689	835	1,147
Loans	1,788,355	1,647,649	1,588,264
Less allowance for loan losses	16,201	15,521	17,034
Net loans	1,772,154	1,632,128	1,571,230
Accrued interest receivable	10,262	7,544	10,985
Premises and equipment	29,010	28,949	29,503
Other real estate owned	51	—	224
Goodwill	30,646	30,646	30,646
Other assets	55,068	43,714	46,134
Total assets	$2,630,354	$2,527,099	$2,450,443
Liabilities
Demand deposits	$324,354	$334,945	$303,168
NOW deposits	640,497	655,061	553,592
Money market deposits	206,313	206,901	175,839
Savings deposits	376,448	360,185	332,520
Certificates of deposit	340,876	252,568	226,924
Certificates $100,000 to $250,000	282,180	258,211	310,068
Certificates $250,000 and over	81,354	55,426	59,210
Total deposits	2,252,022	2,123,297	1,961,321
Borrowed funds	126,588	136,342	228,648
Other liabilities	24,059	21,803	26,319
Total Liabilities	2,402,669	2,281,442	2,216,288
Shareholders' equity
Common stock	110	110	110
Additional paid-in capital	67,627	66,830	66,115
Retained earnings	192,565	180,417	168,908
Net unrealized gain (loss) on securities available for sale	(32,795)	(1,718)	1,190
Net unrealized loss on securities transferred from available for sale to held to maturity	(73)	(87)	(113)
Net unrealized gain (loss) on cash flow hedging derivative instruments	146	—	(2,083)
Net unrealized gain on postretirement costs	105	105	28
Total shareholders' equity	227,685	245,657	234,155
Total liabilities & shareholders' equity	$2,630,354	$2,527,099	$2,450,443
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,030,236	10,998,765	10,987,680
Book value per common share	$20.64	$22.33	$21.31
Tangible book value per common share	$17.84	$19.52	$18.49

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the six months ended		For the quarter ended
	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Interest income
Interest and fees on loans	$33,899	$29,959	$17,286	$16,613	$14,840
Interest on deposits with other banks	71	24	62	9	12
Interest and dividends on investments	7,994	7,511	4,083	3,911	3,689
Total interest income	41,964	37,494	21,431	20,533	18,541
Interest expense
Interest on deposits	4,026	4,146	2,401	1,625	1,948
Interest on borrowed funds	620	1,752	332	288	870
Total interest expense	4,646	5,898	2,733	1,913	2,818
Net interest income	37,318	31,596	18,698	18,620	15,723
Provision for loan losses	900	1,050	450	450	525
Net interest income after provision for loan losses	36,418	30,546	18,248	18,170	15,198
Non-interest income
Investment management and fiduciary income	2,426	2,217	1,229	1,197	1,152
Service charges on deposit accounts	904	719	467	437	382
Net securities gains (losses)	1	164	(1)	2	45
Mortgage origination and servicing income	878	3,321	380	498	1,354
Debit card income	2,756	2,543	1,326	1,430	1,290
Other operating income	1,347	1,245	679	668	688
Total non-interest income	8,312	10,209	4,080	4,232	4,911
Non-interest expense
Salaries and employee benefits	11,335	10,176	5,398	5,937	5,053
Occupancy expense	1,578	1,413	749	829	660
Furniture and equipment expense	2,474	2,400	1,239	1,235	1,185
FDIC insurance premiums	440	391	222	218	192
Amortization of identified intangibles	35	35	18	17	18
Other operating expense	4,960	4,955	2,546	2,414	2,388
Total non-interest expense	20,822	19,370	10,172	10,650	9,496
Income before income taxes	23,908	21,385	12,156	11,752	10,613
Applicable income taxes	4,206	3,676	2,159	2,047	1,826
Net Income	$19,702	$17,709	$9,997	$9,705	$8,787
Basic earnings per share	$1.80	$1.63	$0.91	$0.89	$0.81
Diluted earnings per share	$1.79	$1.61	$0.91	$0.88	$0.80

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the six months ended		As of and for the quarter ended
	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021

Summary of Operations
Interest Income	$41,964	$37,494	$21,431	$20,533	$18,541
Interest Expense	4,646	5,898	2,733	1,913	2,818
Net Interest Income	37,318	31,596	18,698	18,620	15,723
Provision for Loan Losses	900	1,050	450	450	525
Non-Interest Income	8,312	10,209	4,080	4,232	4,911
Non-Interest Expense	20,822	19,370	10,172	10,650	9,496
Net Income	19,702	17,709	9,997	9,705	8,787
Per Common Share Data
Basic Earnings per Share	$1.80	$1.63	$0.91	$0.89	$0.81
Diluted Earnings per Share	1.79	1.61	0.91	0.88	0.80
Cash Dividends Declared	0.66	0.63	0.34	0.32	0.32
Book Value per Common Share	20.64	21.31	20.64	21.19	21.31
Tangible Book Value per Common Share	17.84	18.49	17.84	18.39	18.49
Market Value	30.13	29.45	30.13	30.08	29.45
Financial Ratios
Return on Average Equity(a)	16.61%	15.48%	17.29%	15.96%	15.11%
Return on Average Tangible Common Equity(a)	19.07%	17.88%	19.94%	18.25%	17.43%
Return on Average Assets(a)	1.55%	1.50%	1.54%	1.56%	1.46%
Average Equity to Average Assets	9.35%	9.69%	8.91%	9.80%	9.69%
Average Tangible Equity to Average Assets	8.14%	8.39%	7.73%	8.57%	8.40%
Net Interest Margin Tax-Equivalent(a)	3.18%	2.93%	3.13%	3.24%	2.86%
Dividend Payout Ratio	36.67%	38.65%	37.36%	35.96%	39.51%
Allowance for Loan Losses/Total Loans	0.91%	1.07%	0.91%	0.92%	1.07%
Non-Performing Loans to Total Loans	0.27%	0.44%	0.27%	0.30%	0.44%
Non-Performing Assets to Total Assets	0.18%	0.30%	0.18%	0.20%	0.30%
Efficiency Ratio	44.45%	45.14%	43.49%	45.42%	44.75%
At Period End
Total Assets	$2,630,354	$2,450,443	$2,630,354	$2,548,607	$2,450,443
Total Loans	1,788,355	1,588,264	1,788,355	1,707,348	1,588,264
Total Investment Securities	686,150	691,267	686,150	695,600	691,267
Total Deposits	2,252,022	1,961,321	2,252,022	2,158,539	1,961,321
Total Shareholders' Equity	227,685	234,155	227,685	233,646	234,155
(a) Annualized using a 365-day basis for both 2022 and 2021.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2022 and 2021.

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Net interest income as presented	$37,318	$31,596	$18,698	$18,620	$15,723
Effect of tax-exempt income	1,127	1,188	570	557	592
Net interest income, tax equivalent	$38,445	$32,784	$19,268	$19,177	$16,315

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Non-interest expense, as presented	$20,822	$19,370	$10,172	$10,650	$9,496
Net interest income, as presented	37,318	31,596	18,698	18,620	15,723
Effect of tax-exempt interest income	1,127	1,188	570	557	592
Non-interest income, as presented	8,312	10,209	4,080	4,232	4,911
Effect of non-interest tax-exempt income	84	83	43	42	41
Net securities (gains) losses	(1)	(164)	1	(2)	(45)
Adjusted net interest income plus non-interest income	$46,840	$42,912	$23,392	$23,449	$21,222
Non-GAAP efficiency ratio	44.45%	45.14%	43.49%	45.42%	44.75%
GAAP efficiency ratio	45.63%	46.33%	44.66%	46.60%	46.02%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Average shareholders' equity as presented	$239,267	$230,760	$231,980	$246,635	$233,214
Less intangible assets	(30,910)	(30,980)	(30,919)	(30,919)	(30,995)
Tangible average shareholders' equity	$208,357	$199,780	$201,061	$215,716	$202,219

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Net Income, as presented	$19,702	$17,709	$9,997	$9,705	$8,787
Add: provision for loan losses	900	1,050	450	450	525
Add: income taxes	4,206	3,676	2,159	2,047	1,826
Pre-Tax, pre-provision net income	$24,808	$22,435	$12,606	$12,202	$11,138

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com